M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
Brew

14' x 20' Stage Banner Left

M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
my 95.7

14' x 20' Stage Banner Right

M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
Miller Lite
Miller Lite

9' x 9' Mix Towers

M&I
CLASSIC ROCK STAGE

15' x 9' Mix Towers

M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite

42' x 20' Side Stage

M&I
CLASSIC ROCK STAGE

16' x 12' Backdrop

M&I
CLASSIC ROCK STAGE
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite

M&I
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
The Brew 97.3
CLASSIC ROCK STAGE

M&I
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
Miller Lite
my 95.7
CLASSIC ROCK STAGE

FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM
M&I WEALTH MANAGEMENT
FIDUCIARY MANAGEMENT, INC.
FMIFUNDS.COM

38' x 38" VIP Banner

 The FMI Funds logo was displayed on sponsor banners at Milwaukee’s 2009 Summerfest festival, as shown on the images above.

Text included in logo:

FIDUCIARY MANAGEMENT, INC.

FMIFUNDS.COM